                                                               Exhibit (a)(1)(v)

                                   SUPPLEMENT
                                     TO THE
                    OFFER TO PURCHASE, DATED JULY 11, 2003,
                                       BY

                          CHARTER COMMUNICATIONS, INC.

                                               PRINCIPAL AMOUNT   PRINCIPAL PURCHASE     TENDER OFFER
SERIES OF NOTES                 CUSIP NUMBER    OUTSTANDING(1)          AMOUNT         CONSIDERATION(2)
---------------                 ------------   ----------------   ------------------   ----------------
4.75% Convertible Senior Notes
due 2006......................   16117MAC1       $632,500,000        $140,000,000          $800.00
5.75% Convertible Senior Notes   16117MAB3
due 2005......................   16117MAA5       $750,000,000        $210,000,000          $825.00

(1) Principal amount outstanding at June 30, 2003.

(2) Per $1,000 principal amount of notes that are accepted for purchase.

The offers will expire at 12:00 midnight, New York City time, on Tuesday, August 12, 2003, unless extended or earlier terminated (such time, as the same may be extended or earlier terminated, is referred to as the expiration time). Holders must tender their notes before the expiration time to receive the applicable tender offer consideration. Tenders of notes may be withdrawn at any time prior to the expiration time.

     Charter Communications, Inc., referred to as CCI, hereby amends and supplements the offers to purchase for cash its outstanding convertible debt securities listed above, collectively referred to as the notes, upon the terms and conditions set forth in the offer to purchase, dated July 11, 2003, referred to as the offer to purchase, as amended and supplemented by this supplement, referred to as this supplement, and the related letter of transmittal, as amended and supplemented by this supplement, referred to as the letter of transmittal. Unless otherwise defined, terms used in this supplement have the same meanings as in the offer to purchase. Except as set forth in this supplement, the terms and conditions of the offers remain as set forth in the offer to purchase and the letter of transmittal, as applicable. The purpose of this supplement is to (i) decrease the size of the offers, (ii) extend the expiration time for the offers, and (iii) make other minor updates.

     Even though the foregoing changes are not reflected in the letter of transmittal distributed to holders with the offer to purchase, CCI will not print and distribute new letters of transmittal reflecting these changes. Holders should use the originally distributed letter of transmittal to tender their notes in the offers.

     The terms of the offers have been revised as follows:

                 DESCRIPTION OF PRINCIPAL CHANGES TO THE OFFERS

1.  PRINCIPAL PURCHASE AMOUNT

     The principal purchase amount for each series of notes has been decreased as set forth below.

                                                               OLD PRINCIPAL     NEW PRINCIPAL
SERIES OF NOTES                                               PURCHASE AMOUNT   PURCHASE AMOUNT
---------------                                               ---------------   ---------------
4.75% Convertible Senior Notes due 2006.....................   $506,000,000      $140,000,000
5.75% Convertible Senior Notes due 2005.....................   $600,000,000      $210,000,000

     All references to the "principal purchase amount" in the offer to purchase and letter of transmittal for any series of notes shall mean the amount set forth for such series in the column above captioned "New Principal Purchase Amount."
DATED AS OF JULY 30, 2003

     To the extent that either offer is undersubscribed, we reserve the right, subject to and in accordance with applicable law, to use any funds which are not used in an undersubscribed offer to purchase additional notes in the other offer.

2.  EXPIRATION TIME

     The expiration time for the offers has been extended to 12:00 midnight, New York City time, on Tuesday, August 12, 2003, unless extended or earlier terminated. Each reference in the offer to purchase and the letter of transmittal to the expiration time is hereby amended to refer to 12:00 midnight, New York City time, on Tuesday, August 12, 2003. Tenders of notes may be withdrawn at any time prior to the expiration time.

     Holders who have already properly tendered their notes pursuant to the procedures set forth in the offer to purchase and letter of transmittal are not required to take any further action to receive the tender offer consideration for any such notes purchased pursuant to the offers.

                   DESCRIPTION OF OTHER CHANGES TO THE OFFERS

1.  CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The section captioned "Cautionary Statement Regarding Forward-Looking Statements" set forth on page (iv) in the offer to purchase is hereby amended to add the following sentences after the first sentence:

     "Such forward-looking statements, however, do not qualify for the "safe harbor" provisions set forth in such sections. We specifically disclaim reliance on such safe harbors."

2.  SUMMARY TERM SHEET

     A. The Summary Term Sheet set forth in the offer to purchase is hereby amended to replace the bulleted paragraph in its entirety under the question "When will we make payment for your tendered notes?" on page 2 of the offer to purchase with the following sentence:

     "- We will make payment for tendered notes we have accepted in each offer promptly after the expiration time for such offer."

     B. The Summary Term Sheet set forth in the offer to purchase is hereby amended to replace the bulleted paragraph in its entirety under the question "When will you know how many of your notes will be accepted for payment?" on page 2 of the offer to purchase with the following sentences:

     "- In the event that proration of any series of notes is required, we will announce the preliminary results of proration by press release and thereafter determine the final proration factor as soon as practicable after the expiration time. Holders may also obtain preliminary proration information from either the information agent or the dealer manager."

     C. The Summary Term Sheet set forth in the offer to purchase is hereby amended to make the following changes in the second bulleted paragraph under the question "What is the source of funds for the offers?" on pages 2-3 of the offer to purchase:

     The words "or distribute" are added after the word "loan" in the first sentence, and the word "receives" is substituted for the words "borrows from the offering subsidiaries" in the third sentence.

     D. The Summary Term Sheet set forth in the offer to purchase is hereby amended to add the following sentences after the last bulleted paragraph under the question "What is the source of funds for the offers?" on pages 2-3 of the offer to purchase:

     "- Our subsidiaries currently expect to receive gross proceeds of approximately $1,700,000,000 from the concurrent private placements. If the offers are fully subscribed, we currently expect to use approximately $285,000,000 of these proceeds to fund the purchase of notes in the offers. If the offers and the Holdings offers are fully subscribed, in order to satisfy the financing condition, the concurrent private placements would have to result in gross proceeds of approximately $1,700,000,000."
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

     E. The Summary Term Sheet set forth in the offer to purchase is hereby amended to add the following sentence after the end of the last bulleted paragraph under the question "Are there any conditions to the offer?" on page 3 of the offer to purchase:

     "- All conditions to each offer must be satisfied or waived prior to or at the expiration time for such offer."

     F. The Summary Term Sheet set forth in the offer to purchase is hereby amended to add the following sentence after the second sentence of the bulleted paragraph under the question "What are the Holdings offers for the Holdings notes?" on pages 4-5 of the offer to purchase:

     "We currently expect that proceeds from the concurrent private placements of approximately $880,000,000 will be required to fund the Holdings offers if the Holdings offers are fully subscribed, in addition to the amount required to fund the offers and the anticipated repayment of indebtedness of one or more of our subsidiaries' bank credit facilities. See 'The Offers -- Source and Amount of Funds.'"

3.  THE OFFERS

     A. The section captioned "The Offers -- General" set forth on pages 8-9 in the offer to purchase is hereby amended to replace the last sentence of the sixth paragraph of that section with the following sentences:

     "To the extent that less than the applicable principal purchase amount of the notes are tendered in the offers for either series of notes, we reserve the right, subject to and in accordance with applicable law, to use any funds which are not used in an undersubscribed offer to purchase additional notes in the other offer. Alternatively, in such event, Holdings may use any remaining funds to purchase additional Holdings notes in the Holdings offers."

     Each other place in the offer to purchase where the consequences of undersubscription of either offer is discussed is hereby amended to reflect that should either offer not be fully subscribed, we reserve the right, subject to and in accordance with applicable law, to use any funds which are not used in an undersubscribed offer to purchase additional notes in the other offer. Alternatively, in such event, Holdings may use the remaining funds to purchase additional Holdings notes in the Holdings offers.

     B. The section captioned "The Offers -- Holdings' Offers for Senior Notes and Senior Discount Notes of Holdings and Charter Capital" set forth on page 10 in the offer to purchase is hereby amended to replace the third and fourth sentences with the following sentences:

     "We currently expect that proceeds from the concurrent private placements of approximately $880,000,000 will be required to fund the Holdings offers if the Holdings offers are fully subscribed, in addition to the amount required to fund the offers and the anticipated repayment of indebtedness of one or more of our subsidiaries' bank credit facilities. See "-- Source and Amount of Funds." The Holdings offers also are scheduled to expire at 12:00 midnight, New York City time, on Tuesday, August 12, 2003, unless extended or earlier terminated."

     C. The section captioned "The Offers -- Source and Amount of Funds" set forth on pages 11-12 in the offer to purchase is hereby amended to make the following changes in the last paragraph of the section:

     The words "or distribute" are added after the word "loan" in the first sentence, and the word "receives" is substituted for the words "borrows from the offering subsidiaries" in the third sentence.

     D. The section captioned "The Offers -- Source and Amount of Funds" set forth on pages 11-12 in the offer to purchase is hereby amended to add the following sentences as a new paragraph after the end of the last paragraph of such section:

          "Our subsidiaries currently expect to receive gross proceeds of approximately $1,700,000,000 from the concurrent private placements. If the offers are fully subscribed, we currently expect to use approximately $285,000,000 of these proceeds to fund the purchase of notes in the offers. If the offers and the Holdings offers are fully subscribed, in order to satisfy the financing condition, the concurrent private placements would have to result in gross proceeds of approximately $1,700,000,000."

     E. The section captioned "The Offers -- Conditions to the Offers" set forth on pages 13-14 in the offer to purchase is hereby amended to add the following sentence as a new paragraph before the last paragraph of such section:

          "All conditions to each offer must be satisfied or waived prior to or at the expiration time for such offer."

4.  PROCEDURES FOR TENDERING AND WITHDRAWING NOTES

     The section captioned "Procedures for Tendering and Withdrawing
Notes -- Acceptance for Payment" set forth on pages 19-20 in the offer to purchase is hereby amended to replace the second sentence of the first paragraph of that section with the following sentences:

     "Such acceptance will occur promptly after the expiration time. All conditions to the offer set forth under "The Offers -- Conditions to the Offers" must be satisfied or waived prior to or at the expiration time."

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